Exhibit 8.1

Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174

July 10, 2017

Intellipharmaceutics International Inc.
30 Worcester Road
Toronto, Ontario
Canada, M9W 5X2

Re:
Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special counsel to Intellipharmaceutics International Inc., a Canadian corporation (the “Company”), in connection with the filing of an amendment to the Company’s Registration Statement on Form F-3 on July 10 , 2017 (as amended, the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to, among other things, common shares, preference shares, warrants, subscription rights and units for up to an aggregate initial offering price of U.S. $100,000,000.

We have been asked to render our opinion as to certain United States federal income tax matters in connection with the Registration Statement.  Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

Our opinion is based on our understanding of the relevant facts described in the Prospectus.  We have examined and are familiar with the Registration Statement and such other documents as we have considered necessary for rendering our opinion.  In connection with rendering our opinion, we have also assumed (without any independent investigation) that the transactions described in the Prospectus will be reported by the Company and the holders of the Company’s common shares, preference shares, warrants, subscription rights and units for U.S. federal income tax purposes in a manner consistent with the opinion expressed below.  In rendering this opinion we are relying upon the accuracy of representations made to us by the Company, including representations regarding the organization of the Company and its subsidiaries, its assets, income and activities and the ownership, trading and quotation of its shares.

The following opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative pronouncements and rulings and judicial decisions, as they currently exist as of the date of this letter.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position and that a court will not reach a different conclusion.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.  Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.  If the transactions described in the Prospectus are consummated in a manner that is inconsistent with the manner in which they are described in the Prospectus, such opinion may be adversely affected and may not be relied upon.  The following opinion addresses only the matters set forth herein and does not address any other U.S. Federal, state, local or foreign tax consequences that may result from the transactions described in the Prospectus. We express no opinion herein as to matters involving the laws of any jurisdiction other than the federal income tax laws of the United States of America.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications, limitations, exceptions and exclusions stated in this letter and in the section of the Prospectus under the caption “Certain United States Federal Income Tax Considerations,” we are of the opinion that the statements set forth in the Prospectus under the caption “Certain United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of matters described therein in all material respects.  Such statements do not, however, purport to discuss all United States federal income tax consequences of the ownership and disposition of the common shares, preference shares, warrants, subscription rights and units, and are limited to those United States federal income tax consequences specifically discussed therein and subject to the qualifications set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to any references made to Blank Rome LLP in the Prospectus or any Prospectus Supplement in connection with the descriptions, discussions or summaries of U.S. federal income tax matters, including references under the heading captioned “Certain United States Federal Income Tax Considerations.”  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ BLANK ROME LLP
BLANK ROME LLP